Exhibit 99.1

FOR IMMEDIATE RELEASE

NOVEMBER 3, 2014

Contact:	Jill McMillan, Director of Communications and Investor Relations
Phone: (214) 721-9271
Jill.McMillan@enlink.com

ENLINK MIDSTREAM COMPLETES ACQUISITION OF

GULF COAST NATURAL GAS PIPELINE ASSETS

DALLAS, November 3, 2014 — The EnLink Midstream companies, EnLink Midstream Partners, LP (NYSE:ENLK) (the Partnership) and EnLink Midstream, LLC (NYSE:ENLC) (the General Partner) (together “EnLink”), today announced that the Partnership completed its previously announced acquisition of Gulf Coast natural gas pipeline assets including the Bridgeline system (“the natural gas assets”) from Chevron Pipe Line Company and Chevron Midstream Pipelines LLC.

“The acquisition of these highly strategic assets builds upon our franchise position in the Louisiana market and provides a substantial platform for growth in an area we know well,” said Barry E. Davis, EnLink Midstream President and Chief Executive Officer. “Our core capabilities and strong financial position allow us to take advantage of growing demand in South Louisiana’s industrial, refining and petrochemical marketplace. We look forward to providing high quality midstream services to our customers, both existing and new.”

The natural gas assets include approximately 1,400 miles of natural gas pipelines in three systems spanning from Beaumont, Texas to the Mississippi River corridor, approximately 11 billion cubic feet of working natural gas storage capacity in three caverns in Southern Louisiana and ownership and management of the title tracking services offered at the Henry Hub, the delivery location for NYMEX natural gas futures contracts.

Additional information regarding this transaction and the assets that were acquired is available in the company’s investor presentation on its website in the “Investors” section of EnLink’s website at www.EnLink.com.

About the EnLink Midstream Companies

EnLink Midstream is a leading midstream provider formed through the combination of Crosstex Energy and substantially all of the U.S. midstream assets of Devon Energy. EnLink Midstream is publicly traded through two entities: EnLink Midstream, LLC (NYSE: ENLC), the publicly traded general partner entity, and EnLink Midstream Partners, LP (NYSE: ENLK), the master limited partnership.

EnLink Midstream’s assets are located in many of North America’s premier oil and gas regions, including the Barnett Shale, Permian Basin, Cana-Woodford Shale, Arkoma-Woodford Shale, Eagle Ford Shale, Haynesville Shale, Gulf Coast region, Utica Shale and Marcellus Shale. Based in Dallas, Texas, EnLink Midstream’s assets include approximately 8,800 miles of gathering and transportation pipelines, 13 processing plants with 3.4 billion cubic feet per day of net processing capacity, seven fractionators with 252,000 barrels per day of net fractionation capacity, as well as barge and rail terminals, product storage facilities, brine disposal wells, an extensive crude oil trucking fleet and equity investments in certain private midstream companies.

Additional information about the EnLink Midstream companies can be found at www.EnLink.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the General Partner based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the General Partner believe are appropriate in the circumstances. These statements include, but are not limited to, statements about future financial and operating results, objectives, expectations and intentions that are not historical facts. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the General Partner, which may cause the Partnership’s and the General Partner’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include, but are not limited to, the failure to consummate the transaction due to unsatisfied closing conditions, the risk that new assets will not be successfully integrated or that such integration will take longer than expected, the failure to achieve expected synergies, regulatory, economic and market conditions and other risks discussed in the Partnership’s and the General Partner’s filings with the Securities and Exchange Commission. The Partnership and the General Partner have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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